EXHIBIT 21

Jurisdiction of
Name of Subsidiary	Incorporation
ADP Atlantic, LLC	Delaware
ADP Benefit Services KY, Inc. ADP Brasil Ltda	Kentucky Brazil
ADP Broker-Dealer, Inc.	New Jersey
ADP Canada Co.	Canada
ADP Employer Services GmbH	Germany
ADP Europe, S.A.S	France
ADP France SAS	France
ADP GlobalView B.V.	Netherlands
ADP GSI France SAS	France
ADP Indemnity, Inc.	Vermont
ADP India Private Limited	India
ADP International Services B.V.	Netherlands
ADP, LLC	Delaware
ADP MasterTax, Inc.	Arizona
ADP Pacific, Inc.	Delaware
ADP Payroll Services, Inc.	Delaware
ADP Screening and Selection Services, Inc.	Colorado
ADP Tax Services, Inc.	Delaware
ADP Technology Services, Inc.	Delaware
ADP TotalSource I, Inc.	Florida
ADP TotalSource CO XXI, Inc.	Colorado
ADP TotalSource CO XXII, Inc.	Colorado
ADP TotalSource of CO XXIII, Inc.	Colorado
ADP TotalSource DE IV, Inc.	Delaware
ADP TotalSource FL XVI, Inc.	Florida
ADP TotalSource FL XVII, Inc.	Florida
ADP TotalSource FL XIX, Inc.	Florida
ADP TotalSource FL XXIX, Inc.	Florida
ADP TotalSource Group, Inc.	Florida
ADP TotalSource NH XXVIII, Inc.	New Hampshire
Automatic Data Processing Insurance Agency, Inc.	New Jersey
Automatic Data Processing Limited	Australia
Automatic Data Processing Limited (UK)	United Kingdom

In accordance with Item 601(b)(21) of Regulation S-K, the Company has omitted the names of particular subsidiaries because the unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not have constituted a significant subsidiary as of December 31, 2017.